Exhibit 3.1
FIRST AMENDMENT
TO THE
SECOND AMENDED AND RESTATED BY-LAWS
OF
THE BALDWIN INSURANCE GROUP, INC.
This First Amendment to the Second Amended and Restated By-Laws of The Baldwin Insurance Group, Inc. (the “Corporation”) was adopted by the Board of Directors of the Corporation by a unanimous written consent, dated as of October 30, 2024, to become effective immediately upon such approval.
Article 4 of the Second Amended and Restated By-laws of the Corporation is hereby amended and restated in its entirety as follows:
ARTICLE 4
COMMITTEES OF THE BOARD
Section 4.01. General. The Board may, by resolution, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may, by resolution, adopt charters for one or more of such committees. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, and to the extent provided in the resolution of the Board designating such committee or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. The Board may remove any Director from any committee at any time, with or without cause. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3. Notwithstanding the foregoing, the provisions of this Section 4.01 shall be inapplicable to the Independent Committee, for so long as it is in existence.
Section 4.02. Independent Committee. A committee of the Board (the “Independent Committee”) was designated by the initial adoption by the Board of this Section 4.02 of these By-laws. The Independent Committee, during its existence, shall be composed of all of the Independent Directors (as defined below) then in office, and any member of the Independent

Committee shall automatically be disqualified from serving on the Independent Committee if the Board determines such member is no longer an Independent Director. The Independent Committee shall, during its existence, have the full power and authority of the Board to make, solely for purposes of the Consent and Defense Agreement dated on or about May 4, 2023, between Baldwin Insurance Group Holdings, LLC and The Baldwin Insurance Group, Inc. (f/k/a BRP Group, Inc.), as it may be amended from time to time (as so amended from time to time, “CDA”), any determination contemplated by Paragraphs 1 and 2 thereof, and with respect to amending, waiving or enforcing any term of the CDA, and to take any action and engage any such advisors or counsel as it deems necessary in connection therewith, together with any such additional power and authority as may be designated to it by the Board from time to time. Notwithstanding anything to the contrary in the General Corporation Law or these By-laws: (a) in the absence or disqualification of a member of the Independent Committee, the member or members present at any meeting and not disqualified from voting may not appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member; (b) the Independent Committee may not create any subcommittees; (c) all of the members then serving on the Independent Committee shall be required to constitute a quorum for the transaction of business of the Independent Committee; (d) the affirmative vote of all members of the Independent Committee shall be the act of the Independent Committee; (e) the Independent Committee may, but is not required to, elect a chairperson from among its members; and (f) the Independent Committee may make, alter and repeal rules and procedures for the conduct of its business so long as such rules and procedures are not inconsistent with this Section 4.02. “Independent Director” for this purpose means a director who the Board determines both: (i) qualifies as an independent director under the corporate governance standards of Nasdaq and (ii) has no relationship with the Corporation or any Holder (as defined in Section 5.10 of these By-laws) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Notwithstanding anything to the contrary in these By-laws, this Section 4.02 shall not be amended, altered or repealed (and no provision inconsistent with this Section 4.02 shall be adopted) by the Board unless approved by all of the directors then in office. Notwithstanding anything contained in this Section 4.02 to the contrary, the Independent Committee shall be disbanded, and this Section 4.02 shall be of no further force and effect, upon the earlier of the termination of the CDA pursuant to its terms and the Effective Time (as defined in Section 5.10 of these By-laws).
Section 5.02 of the Second Amended and Restated By-laws of the Corporation is hereby amended and restated in its entirety as follows:

Section 5.02. Term of Office.

Subject to Section 5.10 hereof, each officer of the Corporation shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. The election or appointment of an officer shall not of itself create contract rights.

A new Section 5.10 is added to the Second Amended and Restated By-laws of the Corporation as follows:
Section 5.10. Notwithstanding anything to the contrary herein, from the Effective Time until the Substantial Ownership Requirement is no longer met, the Corporation shall not permit the occurrence of the following matters without first receiving the approval of the Holders holding a majority of the shares of Class B Common Stock held by the Holders as evidenced by a written resolution or consent in lieu thereof: any hiring, termination, or replacement of, or making any other significant decisions relating to the powers and duties of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other member of senior management. Notwithstanding anything to the contrary in these By-laws, this Section 5.10 shall not be amended, altered or repealed (and no provision inconsistent with this Section 5.10 shall be adopted) by the Board unless approved by all of the directors then in office. For purposes of these By-laws, the following terms have the following meanings:
“Class A Common Stock” means shares of Class A Common Stock, par value $0.01 per share, of the Corporation.

“Class B Common Stock” means shares of Class B Common Stock, par value $0.0001 per share, of the Corporation.

“Common Stock” means the Class A Common Stock and Class B Common Stock.

“Complaint” means the Complaint filed on February 8, 2023, in the Court of Chancery of the State of Delaware alleging that certain provisions of the Original SHA violate Delaware law and the Corporation’s governing documents;

“Effective Time” means the time immediately following the time a Final Invalidity Order becomes final and nonappealable (including, for the avoidance of doubt, because any appeal regarding such Final Invalidity Order has been dismissed)

“Final Invalidity Order” means a final, nonappealable decision of the Delaware Court of Chancery or the Delaware Supreme Court regarding the Original SHA other than such a decision that the Original SHA is, in the absence of the CDA, valid under Delaware law and the Corporation’s governance documents. For the avoidance of doubt, a decision dismissing the Complaint on any ground (including ripeness or other equitable defenses) that does not affirmatively determine that the Original SHA is, in the absence of the CDA, valid under Delaware law and the Corporation’s governance documents, shall be deemed a Final Invalidity Order.

“Holders” means the parties listed on the signature pages to the Stockholders Agreement, dated as of October 30, 2024 (the “New SHA”), to which the Corporation is party

(together with his, her or its Permitted Transferees as defined in the Amended and Restated Certificate of Incorporation of the Corporation) and any person that signs a joinder thereto.

“Original SHA” means the Stockholders Agreement, dated as of October 28, 2019, to which the Corporation is party.

“Substantial Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Holders collectively, of shares of Common Stock representing at least ten percent (10%) of the issued and outstanding shares of Common Stock.